Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Volcano Corporation:

We consent to the use of our reports dated February 28, 2013, with respect to the consolidated balance sheets of Volcano Corporation and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012, incorporated herein by reference.

/s/ KPMG LLP

San Diego, California

May 31, 2013